Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 5, 2013, relating to the combined financial statements of OCI Wyoming L.P. and OCI Wyoming Co. as of and for the year ended December 31, 2012 appearing in the Current Report on Form 8-K/A of Natural Resource Partners L.P., filed with the Securities and Exchange Commission on April 8, 2013, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

April 12, 2013